EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST COMPLETES
$25 MILLION FINANCING FOR LA POSADA DE SANTA FE
DALLAS, November 13, 2018 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that it has secured a $25 million property-level mortgage financing for the recently-acquired La Posada de Santa Fe in Santa Fe, New Mexico.
The loan, effectively representing 50% of the asset purchase price, has a two-year initial term with three one-year extension options subject to the satisfaction of certain conditions. The loan is interest only with a rate of LIBOR + 2.55%. This hotel is the second investment to benefit from the previously announced Enhanced Return Funding Program (“ERFP”) with Ashford Inc. (NYSE American: AINC).
"We are pleased to take advantage of the current favorable conditions in the lending markets to secure this financing of the La Posada de Santa Fe on attractive terms," said Douglas A. Kessler, Ashford Trust’s President and Chief Executive Officer.  “We are optimistic that we are well positioned for superior returns on this investment given the combination of the ERFP benefits and the expected significant value-add operational synergies. As we continue to seek growth in the performance of our portfolio, we will remain focused and diligent in our efforts to maximize shareholder value utilizing the ERFP for future investments."
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward looking statements in this press release may include, among others, statements about the Company’s strategy and future plans. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-